ISSI Announces Second Fiscal Quarter 2014 Results

Achieves Record Revenue of $80.9 Million; Improves Gross Margin 200 Basis Points Sequentially

MILPITAS, Calif., April 30, 2014 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the second fiscal quarter ended March 31, 2014.

Second Fiscal Quarter Highlights:

  Reported record revenue of $80.9 million, compared to $79.1 million in the first fiscal quarter of 2014 and $75.0 million in the second fiscal quarter of 2013;
  Gross margin was 34.3%, compared to 32.3% in the December 2013 quarter and 33.3% in the March 2013 quarter;
  DRAM revenue increased 10.7% and SRAM revenue increased 9.1% over the prior year period;
  Industrial, medical, and military (IMM) revenue increased 6.5% sequentially and 31.2% year-over-year;
  Automotive revenue grew 1.6% sequentially and 10.6% year-over-year;
  GAAP net income was $0.28 per diluted share and non-GAAP net income was $0.23 per diluted share;
  Realized $3.9 million in gains on sales of a portion of the Company's shares of Nanya Technology Corporation ("Nanya") and $2.1 million in gains on the sale of the Company's remaining shares of SMIC;
  Ended the quarter with cash and short-term investments of $130.8 million; and
  Achieved multiple DDR3, DDR2 and SDRAM design wins in automotive and industrial applications as well as RLDRAM2®, Pseudo SRAM, DDR2 and DDR3 design wins with communications customers.

"Second fiscal quarter 2014 set a revenue record for ISSI at $80.9 million, driven by record revenue for our DRAM products as well as record sales in our automotive and IMM end markets," said Scott Howarth, ISSI's President and CEO. "IMM was once again our strongest growth market, primarily due to strength among European customers, while automotive continues to be a growth market for us.

"In addition, gross margin improved 200 basis points sequentially thanks to improved product mix, favorable Taiwan currency rates and ongoing product cost initiatives which helped us exceed our net income expectations for the quarter. Looking forward, we continue to see end market growth in IMM and automotive and expect further revenue growth as volumes continue to ramp across our expanded product portfolio."

Second Fiscal Quarter 2014 Results
Revenue in the second fiscal quarter ended March 31, 2014 was $80.9 million, compared to $79.1 million in the fiscal first quarter of 2014 and $75.0 million in the second fiscal quarter of 2013. Revenue in the second fiscal quarter of 2014 consisted of $72.9 million of SRAM and DRAM revenue, $6.6 million of NOR flash revenue, and $1.4 million of analog revenue. SRAM and DRAM revenue increased 5.1% from the December 2013 quarter and 10.2% from the March 2013 quarter.

Gross margin in the second fiscal quarter was 34.3%, compared to 32.3% in the December 2013 quarter, and 33.3% in the March 2013 quarter.

During the quarter, the Company continued to sell a portion of the Nanya shares it purchased in September 2012, realizing a gain of $3.9 million. The remaining tradable Nanya shares are classified as short-term investments since the Company intends to sell such shares within one year. Additionally, the Company sold its remaining SMIC shares, realizing a gain of $2.1 million.

GAAP income tax expense in the second fiscal quarter was $2.9 million, compared to $1.6 million in the December 2013 quarter and $3.2 million in the March 2013 quarter.

GAAP net income in the second fiscal quarter of 2014 was $8.8 million, or $0.28 per diluted share, compared to GAAP net income of $5.4 million, or $0.18 per diluted share, in the December 2013 quarter and GAAP net income of $3.3 million, or $0.11 per diluted share, in the March 2013 quarter.

Second quarter non-GAAP net income was $7.2 million, or $0.23 per diluted share, compared to $5.4 million, or $0.18 per diluted share, in the December 2013 quarter and $6.1 million, or $0.21 per diluted share, in the March 2013 quarter.

Non-GAAP results exclude stock based compensation, amortization of intangibles related to acquisitions, gains on the sales of investments, and non-cash tax expense. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

June Quarter Outlook
The Company expects total revenue for the June quarter to range between $81.0 million and $86.0 million, consisting of SRAM and DRAM revenue of between $72.5 million and $76.0 million, NOR flash revenue between $6.5 million and $7.5 million, and analog revenue of between $2.0 million and $2.5 million. Gross margin for the June quarter is expected to range between 33.5 percent and 34.5 percent. Operating expenses are expected to range between $22.0 million and $23.0 million. The Company expects to realize additional gains on the Nanya shares in the June quarter. However, it is difficult to predict the total gains for the quarter and, as such, these gains have been excluded from the GAAP and non-GAAP net income guidance. GAAP net income is expected to be between $0.12 and $0.16 per diluted share and non-GAAP net income, which excludes stock based compensation, amortization of intangibles related to acquisitions, gains on the sales of Nanya shares and non-cash tax expense, is expected to range between $0.22 and $0.26 per diluted share.

Conference Call Information
A conference call will be held today at 7:00 a.m. Pacific Time to discuss the Company's second fiscal quarter financial results. To access ISSI's conference call via telephone, dial 888-455-2260 by 6:50 a.m. Pacific Time. The participant passcode is 8293165. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information
In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP operating income, provision for income taxes and net income for certain periods that exclude stock based compensation, the amortization of intangibles related to acquisitions, gains on sales of investments, and non-cash tax expense. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented its non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of the items described above. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning automotive continuing to be a growth market, continuing to see end market growth in IMM and automotive and expecting further revenue growth as volumes continue to ramp across our expanded product portfolio, intending to sell more Nanya shares within one year and our outlook for the June 2014 quarter with respect to total revenue, SRAM and DRAM revenue, NOR flash revenue, analog revenue, gross margin, operating expenses, expecting additional gains on sales of Nanya shares, and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place (especially in the automotive market and the IMM market), unexpected reductions in average selling prices for our products, our ability to sell our products in our key markets (including automotive and IMM) and the pricing and gross margins achieved on such sales, our ability to continue to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, our ability to realize the expected benefits of our acquisitions including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2013 and Form 10-Q for the period ended December 31, 2013. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013

Net sales	$ 80,868	$ 74,991	$ 79,123
Cost of sales	53,118	50,002	53,594
Gross profit	27,750	24,989	25,529

Operating expenses:
Research and development	10,827	10,308	10,558
Selling, general and administrative	11,469	10,730	11,434
Total operating expenses	22,296	21,038	21,992

Operating income	5,454	3,951	3,537
Interest and other income (expense), net	375	515	431
Gain on the sale of investments	6,039	2,059	3,121

Income before income taxes	11,868	6,525	7,089
Provision for income taxes	2,910	3,245	1,643

Consolidated net income	8,958	3,280	5,446

Net (income) loss attributable to
noncontrolling interests	(146)	7	(11)

Net income attributable to ISSI	$ 8,812	$ 3,287	$ 5,435

Basic net income per share	$ 0.30	$ 0.12	$ 0.19
Shares used in basic per share calculation	29,818	27,976	29,318

Diluted net income per share	$ 0.28	$ 0.11	$ 0.18
Shares used in diluted per share calculation	31,244	29,348	30,717

Reconciliation of GAAP to Non-GAAP Financial Measures

Operating income:
GAAP operating income	$ 5,454	$ 3,951	$ 3,537
Adjustments:
Chingis intangible asset amortization	347	330	347
Stock-based compensation expense	1,555	1,469	1,491
Total adjustments	1,902	1,799	1,838
Non-GAAP operating income	$ 7,356	$ 5,750	$ 5,375

Provision for income taxes:
On a GAAP basis	$ 2,910	$ 3,245	$ 1,643
Adjustments:
Tax impact of gains on sale of investments	2,114	927	1,092
Non-cash tax expense	409	2,110	203
Total adjustments	2,523	3,037	1,295
Non-GAAP provision for income taxes	$ 387	$ 208	$ 348

Net income attributable to ISSI:
On a GAAP basis	$ 8,812	$ 3,287	$ 5,435
Adjustments:
Chingis intangible asset amortization	347	330	347
Stock-based compensation expense	1,555	1,469	1,491
Gain on sales of investment	(6,039)	(2,059)	(3,121)
Tax impact of gains on sale of investments	2,114	927	1,092
Non-cash tax expense	409	2,110	203
Total adjustments	(1,614)	2,777	12
Non-GAAP net income	$ 7,198	$ 6,064	$ 5,447

Shares used in Non-GAAP net income per share:
Basic	29,818	27,976	29,318
Diluted	31,244	29,348	30,717

Non-GAAP net income per share:
Basic	$ 0.24	$ 0.22	$ 0.19
Diluted	$ 0.23	$ 0.21	$ 0.18

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2014	2013
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 124,779	$ 119,997
Restricted cash	1,000	-
Short-term investments	5,038	21,558
Accounts receivable, net	51,166	46,088
Inventories	75,883	68,469
Other current assets	18,924	16,928

Total current assets	276,790	273,040
Property and equipment, net	50,122	46,504
Purchased intangible assets, net	5,808	6,626
Goodwill	9,178	9,178
Other assets	33,419	26,521
Total assets	$ 375,317	$ 361,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 48,628	$ 50,229
Accrued compensation and benefits	7,996	8,072
Accrued expenses	10,147	7,357
Current portion of long-term debt	195	195

Total current liabilities	66,966	65,853

Long-term debt	4,436	4,534
Other long-term liabilities	5,607	8,712

Total liabilities	77,009	79,099

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	354,593	343,947
Accumulated deficit	(58,251)	(72,498)
Accumulated other comprehensive income	(217)	9,121

Total ISSI stockholders' equity	296,128	280,573

Noncontrolling interest	2,180	2,197

Total stockholders' equity	298,308	282,770
Total liabilities and stockholders' equity	$ 375,317	$ 361,869

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, (408) 969-6600, ir@issi.com, or Shelton Group, Leanne Sievers, EVP, P: 949-224-3874, E: lsievers@sheltongroup.com, Matt Kreps, Managing Director, P: 972-239-5119 ext. 125, E: mkreps@sheltongroup.com